Exhibit 99.1

International Shipholding Corporation Reports Third Quarter Results and Declares Reinstitution of Its Quarterly Cash Dividend Program

MOBILE, Ala.--(BUSINESS WIRE)--October 29, 2008--International Shipholding Corporation today reported results for the three month and nine month periods ended September 30, 2008. The Company reported net income for the three months ended September 30, 2008 of $11.310 million compared to a net income of $2.317 million for the three months ended September 30, 2007. The 2007 third quarter results include losses from the discontinued LASH operations which, when excluded, adjusts net income for the third quarter of 2007 to $3.433 million. For the first nine months of 2008, net income was $34.140 million which included a $15.800 million gain from the sale of a vessel in the second quarter and $4.707 of net income from discontinued operations. The comparable nine month period ended September 30, 2007, produced net income of $14.010 which included net income of $5.707 from discontinued operations.

In addition, International Shipholding Corporation’s Board of Directors authorized the reinstitution of a quarterly cash dividend program beginning in the fourth quarter of 2008. The Company’s shareholders will be paid a $.50 cash dividend for each share of common stock held by them on the record date of November 14, 2008, payable on December 1, 2008.

As expected, the carriage of supplemental cargoes on the Company’s U. S. Flag Pure Car Carriers experienced improvement in the third quarter over the previous quarter. It is expected that the results from this segment of the Company’s business will return to historical average levels in the fourth quarter. The Company’s Rail Ferry Service continued to meet raised expectations in the third quarter. Also contributing to the third quarter results was the Company’s U.S. Flag Jones Act Coal Carrier which operated more days in the third quarter of 2008 than the comparable 2007 period.

Depreciation expense was lower in the current quarter than the 2007 second quarter, primarily due to adjustments to increase the salvage values of the Company’s two container vessels and the Company’s U. S. Flag Coal Carrier.

Administrative and general expenses were higher than the comparable 2007 period primarily due to higher compensation expense related to bonus accruals, supplemental relocation assistance, and advisory costs related to the on-going evaluation process of a proposal from an unaffiliated shipping company’s bid to purchase the Company’s outstanding shares. The Company’s quarterly administrative and general expenses should be in the $4.500 million to $4.800 million range once “non-recurring” expenditures are eliminated.

Lower interest expense reflects the Company’s reduced debt position, while the drop in investment income reflects lower short term interest rates. The Company’s average investment interest rate in the third quarter of 2008 was approximately 1.9% as compared to 4.5% for the third quarter of 2007. Given the current uncertainty in the worldwide credit markets, the Company has currently invested the majority of its available cash in government backed Treasury Funds which are yielding less than 1%. As conditions improve, higher yielding investments will be sought.

The Company’s Federal income tax provision for the third quarter of 2008 was $470,000 as compared to a tax benefit of $175,000 for the comparable period in 2007. The additional provision is directly related to the higher results from the U. S. Flag Jones Act Coal Carrier which is taxed at the corporate statutory rate.

The current quarter results from the Company’s Unconsolidated Entities reflect further distributions from the gain in the second quarter of 2008, from the sale of a Panamax Bulk Carrier.

International Shipholding Corporation (NYSE: ISH), through its subsidiaries, operates a diversified fleet of U.S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues	$66,151	$51,306	$180,078	$147,140

Operating Expenses:
Voyage Expenses	44,949	38,572	135,032	110,184
Vessel and Barge Depreciation	4,702	5,312	14,842	15,386

Gross Voyage Profit	16,500	7,422	30,204	21,570

Administrative and General Expenses	5,437	4,108	15,343	13,311
Gain on Sale of Other Assets	-	-	-	(10)

Operating Income	11,063	3,314	14,861	8,269

Interest and Other:
Interest Expense	1,757	2,692	5,388	7,857
Loss on Redemption of Preferred Stock	-	-	1,371	-
(Gain) Loss on Sale of Investment	57	(2)	148	(352)
Investment Income	(175)	(1,143)	(612)	(2,354)
	1,639	1,547	6,295	5,151

Income from Continuing Operations Before (Benefit)
Provision for Income Taxes and Equity in Net Income of Unconsolidated Entities	9,424	1,767	8,566	3,118

(Benefit) Provision for Income Taxes:
Current	(400)	-	(400)	-
Deferred	857	(175)	(486)	(1,074)
State	13	-	38	(4)
	470	(175)	(848)	(1,078)

Equity in Net Income of Unconsolidated Entities (Net of Applicable Taxes)	2,237	1,491	20,019	4,107

Income from Continuing Operations	11,191	3,433	29,433	8,303

Gain from Discontinued Operations
Gain/(Loss) before benefits for income taxes	100	(1,266)	100	(3,376)
Gain/(Loss) on Sale of Liner Assets	19	155	4,607	9,097
Provision for Income Taxes	-	5	-	14
Net Income (Loss) from Discontinued Operations	119	(1,116)	4,707	5,707

Net Income	$11,310	$2,317	$34,140	$14,010

Preferred Stock Dividends	-	600	88	1,800

Net Income Available to Common Stockholders	$11,310	$1,717	$34,052	$12,210

Basic and Diluted Earnings Per Common Share:

Net Income (Loss) Available to Common Stockholders
Continuing Operations	$1.55	$0.43	$3.99	$1.03
Discontinued Operations	0.02	(0.17)	0.64	0.90
	$1.57	$0.26	$4.63	$1.93

Net Income (Loss) Available to Common Stockholders - Diluted
Continuing Operations	$1.54	$0.40	$3.87	$1.00
Discontinued Operations	0.02	$(0.13)	0.62	0.69
	$1.56	$0.27	$4.49	$1.69

Weighted Average Shares of Common Stock Outstanding:
Basic	7,209,319	6,518,412	7,358,082	6,306,647
Diluted	7,244,106	8,518,412	7,595,380	8,319,000

CONTACT:
International Shipholding Corporation
Niels M. Johnsen, Chairman, 212-943-4141
or
Erik L. Johnsen, President, 251-243-9221